EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of French Fragrances, Inc. on Form S-4 of our report dated March 31, 1998, appearing in the Annual Report on Form 10-K of French Fragrances, Inc. for the year ended January 31, 1998 and to the reference to us under the heading "Experts" in the Prospectus which is a part of this Registration Statement.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

Miami, Florida
June 22, 1998